EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement of Ready Mix, Inc. on Form S-8 of our report dated February 17, 2006 appearing in the Annual Report on Form 10-K of Ready Mix, Inc. for the year ended December 31, 2005, and to the reference made to our firm under the caption “Experts” included in or made a part of this Registration Statement.
/s/ Semple and Cooper, LLP
Phoenix, Arizona
May 25, 2006